Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of VirtualScopics, Inc. on Form S-8 filed on November 29, 2007, (File Number 333-147718), October 1, 2009, (File Number 333-162253), and on Form S-3 filed on October 11, 2007, (File Number 333-146635) of our report, dated March 23, 2010, with respect to our audits of the consolidated financial statements of VirtualScopics, Inc. and Subsidiary as of December 31, 2009, and for the years ended December 31, 2009 and 2008, which report is included in this Annual Report on Form 10-K of VirtualScopics, Inc. for the year ended December 31, 2009.

/s/ Marcum LLP

New York, New York
March 23, 2010